Exhibit 3.40

CERTIFICATE OF AMENDMENT
OF THE
CERTIFICATE OF INCORPORATION
OF
TIME-LIFE LIBRARIES INC.

UNDER SECTION 805 OF THE BUSINESS CORPORATION LAW

*****

1.                                       The name of the corporation is Time-Life Libraries Inc.

2.                                       The certificate of incorporation of said corporation was filed by the Department of State on 14th day of July 1995, under the name of the Span of Time Inc.

3.                                       To effect the foregoing, Articles FIRST is amended to change the name of the corporation to read as follows:

“FIRST:  The name of the corporation (hereinafter called the Corporation) is Direct Holdings Libraries Inc.”

4.                                       The amendment was authorized by the unanimous written consent of the board of directors followed by the unanimous written consent of the sole shareholder,

/s/ Christopher Minnetian
By: Christopher Minnetian, authorized person